Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-45062) pertaining to the Waste Management Retirement Savings Plan of our report dated June 27, 2007, with respect to the financial statements and schedule of the Waste Management Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Houston, Texas
June 27, 2007